EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is made as of the 16th day of January 2018, by and between Wytec International, Inc., a Nevada corporation (the "Company"), and Robert W. Merola, an individual ("Employee"), and is made with respect to the following facts:

RECITALS

A. The Company and the Employee wish to ensure that the Company will receive the benefit of Employee's loyalty and service.

B. In order to help ensure that the Company receives the benefit of Employee's loyalty and service, the parties desire to enter into this formal Employment Agreement to provide Employee with appropriate compensation arrangements and to assure Employee of employment stability.

C. The parties have entered into this Agreement for the purpose of setting forth the terms of employment of the Employee by the Company.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, **THE PARTIES HERETO AGREE AS FOLLOWS**:

1. **Employment of Employee and Duties.** The Company hereby hires Employee and Employee hereby accepts employment upon the terms and conditions described in this Agreement. The Employee shall be the Chief Technical Officer ("CTO") of the Company with all of the duties, privileges, and authorities usually attendant upon such office, including but not limited to (i) identifying, designing, developing, deploying, and managing of a wide-ranging set of technologies, technology providers, and network infrastructure used to deliver products and services, (ii) identifying appropriate building inventory, building access, utility pole acquisition as well as assisting in negotiating contracts for various wired and wireless Internet connectivity solutions, (iii) maintaining current knowledge of the technology landscape and industry developments to support on-going business objectives, (iv) leading the Company's patent and trade secret development, and (v) providing oversite of the Company's internal IT systems, hiring, training, managing, supervising and terminating all non-officer personnel related to the position (collectively, the "Duties"). Employee covenants to perform the Duties in a professional and high quality manner. Subject to (a) the general supervision of the Board of Directors of the Company, and (b) the Employee's duty to report to the Board of Directors periodically, as specified by it from time-to-time, Employee shall have all of the authority to perform his employment duties for the Company.

2. **Time and Effort**. Employee agrees to devote his full working time and attention to the position held and described in favor of the Company's business affairs, the assistance in design and implementation of its strategic plan, as determined by the Chief Executive Officer of the Company and the Board of Directors, and the fulfillment of duties and responsibilities as the Company's Chief Technical Officer. Expenditure of a reasonable amount of time for personal matters and business and charitable activities shall not be deemed to be a breach of this Agreement, provided that those activities do not materially interfere with the services required to be rendered to the Company under this Agreement.

3. **The Company's Authority.** Employee agrees to comply with the Company's rules and regulations as adopted by the Company's Board of Directors regarding performance of his duties, and to carry out and perform those orders, directions and policies established by the Company with respect to the Employee's engagement. Employee shall promptly notify the

Company's Board of Directors of any objection he has to the Board's directives and the reasons for such objection.

4. **Noncompetition by Employee**. During the term of this Agreement, the Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder (in a private company), corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in direct or indirect competition with the business of the Company or its affiliates.

5. **Term of Agreement**. Employee's employment with the Company under this Agreement is "at will." Accordingly, this Agreement shall commence to be effective on January 16, 2018 (the "Commencement Date"), and shall continue until terminated by either party for any reason or no reason, subject to Section 14 of this Agreement.

6. **Compensation**. During the term of this Agreement, the Company shall pay the following compensation to Employee:

6.1 **Annual Compensation**. Employee shall be paid a fixed salary of $150,000 per year, payable in two installments per month of $6,250 each on the 5th and 20th day of each month, corresponding to the second half of the previous month and the first 15 days of the current month, respectively, commencing on February 5, 2018 for the period from January 16, 2018 until January 31, 2018. During the term of this agreement, Annual increases will be determined using nationwide averages and awarded based on the company's cash position on January 1st of each year..

6.2 **Additional Compensation**. In addition to the compensation set forth in Section 6.1 of this Agreement, Employee will be paid a signing cash bonus of $50,000 payable during his first twelve pay periods of 2018 of $4,166.66 for each installment. Employee will also receive quarterly cash bonuses in the amount of $15,000 during the term of this Agreement.

7. **Fringe Benefits**. Employee shall be entitled to all fringe benefits which the Company or its subsidiaries may make available from time-to-time for persons with comparable positions and responsibilities. Without limitation, such benefits shall include participation in any life and disability insurance programs, profit incentive plans, pension or retirement plans, and bonus plans as are maintained or adopted from time-to-time by the Company. The Company shall also provide Employee with medical and dental group insurance coverage or equivalent coverage for Employee and his dependents. The medical and dental insurance coverage shall begin on the Commencement Date and shall continue throughout the term of this Agreement.

8. **Office and Staff**. In order to enable Employee to discharge his obligations and duties pursuant to this Agreement, the Company agrees that employee will work from his home, together with all necessary and appropriate supporting staff and secretarial assistance, equipment, stationery, books and supplies. Employee agrees that the office space and supporting staff presently in place is suitable for the purposes of this Agreement.

9. **Reimbursement of Expenses**. The Company shall reimburse Employee for all reasonable travel, mobile telephone, promotional and entertainment expenses incurred in connection with the performance of Employee's duties hereunder, subject to Section 10 of this Agreement with respect to automobile expenses. Employee's reimbursable expenses shall be paid promptly by the Company upon presentment by Employee of an itemized list of invoices describing such expenses. The Company will pay a flat rate of $50.00 per month for cell phone reimbursement. All compensation provided in Sections 6, 7, and 9 of this Agreement shall be subject to customary withholding tax and other employment taxes, to the extent required by law.

10. **Vacation**. Employee shall be entitled to three weeks of paid vacation per year or pro rata portion of each year of service by Employee under this Agreement. The Employee shall be entitled to the holidays provided in the Company's established corporate policy for employees with comparable duties and responsibilities.

11. **Life & Health Care**. Life care premiums shall be covered 50% by Employer. Health care coverage premiums will be covered 100% for Employee. Premiums for spouse and family members will be covered by Employee.

12. **Rights In And To Inventions And Patents**.

12.1 **Description of Parties' Rights**. The Employee agrees that with respect to any inventions made by him or the Company during the term of this Agreement, solely or jointly with others, (i) which are made with the Company's equipment, supplies, facilities, trade secrets or time, or (ii) which relate to the business of the Company or the Company's actual or demonstrably anticipated research or development, or (iii) which result from any work performed by the Employee for the Company, such inventions shall belong to the Company. The Employee also agrees that the Company shall have the right to keep such inventions as trade secrets, if the Company chooses.

12.2 **Disclosure Requirements**. For purposes of this Agreement, an invention is deemed to have been made during the term of this Agreement if, during such period, the invention was conceived or first actually reduced to practice. In order to permit the Company to claim rights to which it may be entitled, the Employee agrees to disclose to the Company in confidence the nature of all patent applications filed by the Employee during the term of this Agreement.

13. **Termination**. This Agreement may be terminated in the following manner and not otherwise:

13.1 **Mutual Agreement and Election to Terminate**. This Agreement may be terminated by the mutual written agreement of the Company and Employee to terminate. Furthermore, this Agreement may be terminated by either party at any time for any reason or no reason by delivery of 30 days prior written notice of the election to terminate by the electing party to the other party (a "Unilateral Election").

13.2 **Termination by Employee for Breach**. Employee may at his option and in his sole discretion terminate this Agreement for the material breach by the Company of the terms of this Agreement. In the event of such termination, Employee shall give the Company 30 days prior written notice.

13.3 **Termination by the Company for Breach**. The Company may at its option terminate this Agreement in the event that the Employee (i) negligently performs or fails to perform his Duties, (ii) intentionally performs his Duties in bad faith under this Agreement, or (iii) breaches this Agreement or his fiduciary duty to the Company, to the Board of Directors, or to the Company's shareholders; provided, however, that the Company shall give the Employee written notice of specific instances for the basis of any termination of this Agreement by the Company pursuant to Section 13.3 of this Agreement. Employee shall have a period of ten days after said notice in which to cease the alleged violations before the Company may terminate this Agreement. If Employee ceases to commit the alleged violations within said ten day period, the Company may not terminate this Agreement pursuant to this Section. If Employee continues to commit the alleged violations after said ten day period, the Company may terminate this Agreement immediately upon written notification to Employee.

13.4 **Termination Upon Death**. This Agreement shall terminate upon the death of

the Employee.

13.5 **Termination Upon the Disability of the Employee**. This Agreement shall terminate upon the disability of the Employee. As used in the previous sentence, the term "disability" shall mean the complete disability to discharge Employee's duties and responsibilities for a continuous period of not less than six months during any calendar year. Any physical or mental disability which does not prevent Employee from discharging his duties and responsibilities in accordance with usual standards of conduct as determined by the Company in its reasonable opinion shall not constitute a disability under this Agreement.

13.6 **Termination from or Changes in Position**. Removal of the Employee from his position as the Chief Technical Officer of the Company during the first year of the term of this Agreement without Employee's consent shall be deemed to be a termination subject to the severance payment provisions set forth in Section 14 of this Agreement. The Company shall not be entitled to place the Employee in any other employment position without the Employee's consent. The Employee's failure to consent shall not be a breach of any provision of this Agreement.

13.7 **Other Termination by Employee**. If this Agreement is terminated by Employee in writing for a reason other than the Company's breach of this Agreement (i.e. voluntary resignation), including but not limited to a Unilateral Election by the Employee under Section 13.1 of this Agreement, then (a) the Company shall not be entitled to assert any claim against the Employee for consequential or indirect damages or for lost profits as a result of the termination; and (b) Employee shall not be entitled to any rights set forth in Section 14 of this Agreement except that Employee shall be entitled to the right to exercise vested options, if any, for a period of 90 days after the date of the written notification of termination by the Employee.

14. **Early Termination**. If this Agreement is terminated by Employee for any reason pursuant to Section 13.2 or 13.6 of this Agreement or by the Company in any manner except specifically in accordance with Section 13.1 or 13.3, 13.4 or 13.5 of this Agreement during the first year of the term of this Agreement, then (i) the Company shall immediately pay to the Employee a lump sum payment equal to the Employee's remaining annual compensation and accrued but unpaid bonus (if any, with respect to bonus) payable through the end of the first year of the term of this Agreement pursuant to Sections 6.1 and 6.2 herein, respectively, (ii) Employee shall be entitled to all of the benefits under Section 7 of this Agreement, as amended, through the end of the first year of the term of this Agreement, and (iii) if applicable, all unvested stock options owned by Employee will immediately vest and Employee shall be entitled to exercise all vested stock options which Employee owns for a period of 90 days from the date of termination. Section 14 of this Agreement shall not apply to any termination of this Agreement which occurs for any reason or no reason after the end of the first year of the term of this Agreement. It is specifically agreed that in such event Employee shall have no duty to mitigate his damages by seeking comparable, inferior, or different employment.

15. **Indemnification of Employee**. Pursuant to the provisions and subject to the limitations of the Nevada General Corporations Law, the Company shall indemnify and hold Employee harmless as provided in Sections 15.1, 15.2 and 15.3 of this Agreement. The Company shall, upon the request of Employee, assume the defense and directly bear all of the expense of any action or proceedings which may arise for which Employee is entitled to indemnification pursuant to this Section.

15.1 **Indemnification of Employee for Actions by Third Parties**. The Company hereby agrees to indemnify and hold Employee harmless from any liability, claims, fines, damages, losses, expenses, judgments or settlements actually incurred by him, including but not limited to reasonable attorneys' fees and costs actually incurred by him as they are incurred, as a result of Employee being made at any time a party to, or being threatened to be made a party to, any

proceeding (other than an action by or in the right of the Company, which is addressed in Section 15.2 of this Agreement), relating to actions Employee takes within the scope of his employment as the Chief Executive Officer of the Company or in any other employment capacity, or in his role as a director of the Company, provided that Employee acted in good faith and in a manner he reasonably believed to be in the best interest of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

15.2 **Indemnification of Employee for Actions in the Right of the Company.** The Company hereby agrees to indemnify and hold Employee harmless from any liability, claims, damages, losses, expenses, judgments or settlements actually incurred by him, including but not limited to reasonable attorneys' fees and costs actually incurred by him as they are incurred, as a result of Employee being made a party to, or being threatened to be made a party to, any proceeding by or in the right of the Company to procure a judgment in its favor by reason of any action taken by Employee as an officer, director or agent of the Company, provided that Employee acted in good faith in a manner he reasonably believed to be in the best interests of the Company and its shareholders, and provided further, that no indemnification by the Company shall be required pursuant to this Section 15.2 (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that Employee believed to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of Employee, (iii) for any transaction from which Employee derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard by Employee of his duties to the Company or its shareholders in circumstances in which Employee was aware, or should have been aware, in the ordinary course of performing his duties, of a risk of serious injury to the Company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of Employee's duties to the Company or its shareholders, or (vi) for any other act by Employee for which Employee is not permitted to be indemnified under Nevada General Corporations Law. Furthermore, the Company has no obligation to indemnify Employee pursuant to this Section 15.2 in any of the following circumstances:

A. In respect of any claim, issue, or matter as to which Employee is adjudged to be liable to the Company in the performance of his duties to the Company and its shareholders, unless and only to the extent that the court in which such action was brought determines upon application that, in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for the expenses and then only in the amount that the court shall determine.

B. In the event of the application of Section 15.2(A), then for amounts paid in settling or otherwise disposing of a threatened or pending action without court approval.

C. In the event of the application of Section 15.2(A), then for expenses incurred in defending a threatened or pending action which is settled or otherwise disposed of without court approval.

15.3 **Reimbursement**. In the event that it is determined by a trier of fact that Employee is not entitled to indemnification by the Company pursuant to Sections 15.1 or 15.2 of this Agreement, then Employee is obligated to reimburse the Company for all amounts paid by the Company on behalf of Employee pursuant to the indemnification provisions of this Agreement. In the event that Employee is successful on the merits in the defense of any proceeding referred to in Sections 15.1 or 15.2 of this Agreement, or any related claim, issue or matter, then the Company will indemnify and hold Employee harmless from all fees, costs and expenses actually incurred by him in connection with the defense of any such proceeding, claim, issue or matter.

16. **Assignability of Benefits**. Except to the extent that this provision may be contrary to law, no assignment, pledge, collateralization or attachment of any of the benefits under this Agreement shall be valid or recognized by the Company. Except as provided by law, payment

provided for by this Agreement shall not be subject to seizure for payment of any debts or judgments against the Employee, nor shall the Employee have any right to transfer, modify, anticipate or encumber any rights or benefits hereunder; provided that any stock issued by the Company to the Employee pursuant to this Agreement shall not be subject to Section 16 of this Agreement.

17. **Notice**. All notices and other communications required or permitted hereunder shall be in writing or in the form of an email, facsimile or letter to be given only during the recipient's normal business hours unless arrangements have otherwise been made to receive such notice by telex or telecopy outside of normal business hours, and can be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand, messenger, email or facsimile (as provided above) addressed (a) if to the Employee, at the address for such Employee set forth on the signature page hereto or at such other address as such Employee shall have furnished to the Company in writing or (b) if to the Company, to its principal executive offices and addressed to the attention of the Chairman of the Board, or at such other address as the Company shall have furnished in writing to the Employee.

In case of the Company:
Wytec International, Inc.
19206 Huebner Road, Suite 202
San Antonio, Texas 78258
Attention: Chairman of the Board of Directors

Telephone Number: (210) 233-8980
Facsimile Number: (210) 404-9022

In case of the Employee:
Robert W. Merola
The address listed below Mr. Merola's
signature to this Agreement.

18. **Attorneys' Fees**. In the event that any of the parties must resort to legal action in order to enforce the provisions of this Agreement or to defend such suit, the prevailing party shall be entitled to receive reimbursement from the nonprevailing party for all reasonable attorneys' fees and all other costs incurred in commencing or defending such suit.

19. **Entire Agreement**. This Agreement embodies the entire understanding among the parties and merges all prior discussions or communications among them, and no party shall be bound by any definitions, conditions, warranties, or representations other than as expressly stated in this Agreement or as subsequently set forth in a writing signed by the duly authorized representatives of all of the parties hereto.

20. **No Oral Change; Amendment**. This Agreement may only be changed or modified and any provision hereof may only be waived by a writing signed by the party against whom enforcement of any waiver, change or modification is sought. This Agreement may be amended only in writing by mutual consent of the parties.

21. **Severability**. In the event that any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect. The remaining provisions of this Agreement shall, however, continue in full force and effect, and to the extent required, shall be modified to preserve their validity.

22. **Applicable Law**. This Agreement shall be construed as a whole and in accordance with its fair meaning. This Agreement shall be interpreted in accordance with the laws of the State of Texas, and venue for any action or proceedings brought with respect to this Agreement shall be in

the City of San Antonio in the State of Texas.

23. **Successors and Assigns**. Each covenant and condition of this Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, personal representatives, assigns and successors in interest. Without limiting the generality of the foregoing sentence, this Agreement shall be binding upon any successor to the Company whether by merger, reorganization or otherwise.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

COMPANY:

WYTEC INTERNATIONAL, INC., a Nevada corporation

William H Gray, Chief Executive Officer

Attest:

Angus B. Davis, Director

Tina Bagley, Director

EMPLOYEE:

Robert W. Merola

23 Parade Rd
Street Address

Meredith, NH 03253
City, State and Zip Code

Telephone Number: (603) 235-8696

Facsimile Number: ____________________

Email Address: bob.merola@GMAIL.com